EXHIBIT 99.1

VECTOR GROUP REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

     MIAMI, FL, MAY 10, 2005 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the first quarter ended March 31, 2005.

     First quarter 2005 revenues were $104.2 million, compared to revenues of $126.6 million for the first quarter of 2004. The Company recorded operating income of $18.6 million for the 2005 first quarter, compared to operating income of $12.8 million for the first quarter of 2004. Income from continuing operations for the 2005 first quarter was $8.3 million, or $.19 per diluted common share, compared to income from continuing operations of $4.5 million, or $0.10 per diluted common share, for the 2004 first quarter. Net income for the 2005 first quarter was $11.3 million, or $.26 per diluted share, compared to $4.6 million, or $0.11 per diluted share, for the 2004 first quarter.

     For the three months ended March 31, 2005, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $101.6 million, compared to $122.2 million for the three months ended March 31, 2004. Operating income was $31.9 million for the first quarter of 2005, compared to $27.8 million for the first quarter of 2004. The 2004 results for the conventional cigarette business included a pre-tax restructuring charge of $0.4 million.

Conference Call To Discuss First Quarter 2005 Results

     As previously announced, the Company will host a conference call and webcast on Wednesday, May 11, 2005 at 11:00 A.M. (EDT) to discuss first quarter 2005 results. Investors can access the call by dialing 877-692-2590 or via live webcast at www.vcall.com.

     A replay of the call will also be available shortly after the call ends on May 11, 2005 through May 25, 2005. To access the replay, dial 877-519-4471 and enter 6040114 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.

     Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.

[Financial Table Follows]

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VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended
	March 31,	March 31,
	2005	2004
Revenues*	$104,173	$126,573

Expenses:
Cost of goods sold*	58,998	74,100
Operating, selling, administrative and general expenses	26,527	38,979
Restructuring and impairment charges	—	653

Operating income	18,648	12,841

Other income (expenses):
Interest and dividend income	710	695
Interest expense	(6,647)	(6,101)
Gain on investments, net	1,430	251
Gain on LTS conversion	9,461	—
Equity (loss) income from non-consolidated real
estate businesses	(306)	646
Equity loss from LTS	(299)	—
Other, net	(1)	(5)

Income from continuing operations before provision for income taxes and minority interests	22,996	8,327
Provision for income taxes	12,704	4,370
Minority interests	(2,016)	536

Income from continuing operations	8,276	4,493

Discontinued operations:
Income from discontinued operations, net of minority interest and taxes	82	134
Gain on disposal of discontinued operations, net of minority interest and taxes	2,952	—

Gain from discontinued operations	3,034	134

Net income	$11,310	$4,627

Per basic common share:

Income from continuing operations	$0.20	$0.11

Income from discontinued operations	$0.07	$—

Net income applicable to common shares	$0.27	$0.11

Basic weighted average common shares outstanding	41,793,658	41,016,149

Per diluted common share:

Income from continuing operations	$0.19	$0.10

Income from discontinued operations	$0.07	$—

Net income applicable to common shares	$0.26	$0.11

Diluted weighted average common shares outstanding	43,554,881	43,322,966

*	Revenues and Cost of goods sold include excise taxes of $33,432 and $46,170 for the three months ended March 31, 2005 and 2004, respectively.